Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:	July 21, 2014
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614-334-7979
Fax: 614-318-4666

CENTRAL FEDERAL CORPORATION ANNOUNCES SUCCESSFUL COMPLETION OF $12 MILLION PREFERRED STOCK PRIVATE PLACEMENT

Worthington, Ohio – July 21, 2014 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”), the parent holding company of CFBank, has announced the completion of a private placement of an aggregate of 480,000 shares of 6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B, of the Company with a liquidation preference of $25.00 per share (“Series B Preferred Stock”).  The Company sold 270,000 shares of Series B Preferred Stock on May 12, 2014, and an additional 210,000 shares of Series B Preferred Stock on July 15, 2014, for an offering price of $25.00 per share, which resulted in gross proceeds to the Company of $12 million.  After payment of placement fees and other expenses, the Company’s net proceeds from the sale of the 480,000 shares of Series B Preferred Stock in the private placement were approximately $11.4 million.

Timothy T O’Dell, CEO, commented:  “We are very pleased to announce our successful completion of this private placement, which allows us to increase the capital levels of the Company and CFBank, as well as to fund our continued growth and expansion.  We are particularly appreciative of the support that we received from our existing common stockholders.”

Each share of Series B Preferred Stock sold by the Company in the private placement is convertible into approximately 14.29 shares of the Company’s common stock based on a conversion price of $1.75 per share of common stock (subject to certain anti-dilution adjustments).  In addition, the Company issued Warrants to purchase an aggregate of 1,152,125 shares of common stock to the purchasers of the Series B Preferred Stock in the private placement. The Warrants are exercisable for a period of five years at a cash purchase price of $1.85 per share of common stock (subject to certain anti-dilution adjustments).  The conversion of the Series B Preferred Stock and the exercise of the Warrants are subject to the restriction that in no event may shares of the Series B Preferred Stock be converted into, or Warrants exercised for, more than 19.9% of the Company’s total outstanding common stock or voting power unless and until the stockholders of the Company approve the issuance of the shares of common stock upon the conversion of the Series B Preferred Stock and exercise of the Warrants in accordance with the applicable rules of the NASDAQ Stock Market.

The Series B Preferred Stock and Warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state, and may not be resold without registration or an exemption from registration under the Securities Act and applicable state securities laws. The Series B Preferred Stock and Warrants were sold solely to “accredited investors” as defined in Rule 501(a) as promulgated under the Securities Act.

Important Information

The Company has agreed to call and hold a meeting of its stockholders to present a proposal to approve the issuance of the shares of common stock upon the conversion of the Series B Preferred Stock and exercise of the Warrants (the “Special Meeting”).  The Company will file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Special Meeting (the “Special Meeting Proxy Statement”).  Investors are urged to read the Special Meeting Proxy Statement when it becomes available because it will contain important information. You will be able to obtain the Special Meeting Proxy Statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov.  Copies of the Special Meeting Proxy Statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to Central Federal Corporation, 7000 N. High Street, Worthington, Ohio 43085, Attention:  Thad Perry, President, telephone (614) 334-7979.

The directors and executive officers of the Company and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2014 and the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 22, 2014.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Special Meeting Proxy Statement and other relevant materials to be filed with the SEC when they become available.  Investors should read the Special Meeting Proxy Statement carefully when it becomes available before making any voting or investment decisions.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank is a Full Service Business Bank focused on servicing closely held companies and entrepreneurs. With the addition in January 2014 of a Loan Production Office servicing the Cleveland Market, CFBank now has a presence in 3 of the Largest Metro Markets in Ohio plus 2 Banking Offices located in Columbiana County. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

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